Exhibit 99.1

  Whole Foods Market Announces Enhancements to Executive Team and Creation of
                           Two New Operating Regions

    AUSTIN, Texas, Oct. 1 /PRNewswire-FirstCall/ -- Whole Foods Market, Inc. (Nasdaq: WFMI) today announced the promotions of A.C. Gallo and Walter Robb to co-presidents of Whole Foods Market. In addition, the Company has bolstered its executive management team by adding the newly created position of Executive Vice President of Retail Support to which Lee Valkenaar has been named.

    "Whole Foods Market has a healthy store development pipeline of 46 stores and a goal of reaching $10 billion in sales by the year 2010. With these changes to our executive team and operating structure, we have best positioned ourselves to achieve our growth goals," said John Mackey, Whole Foods Market Chief Executive Officer, Chairman and Co-founder. "I have transferred the title of president to Walter Robb and A.C. Gallo who have both done an excellent job over the past three-and-a-half years and are well deserving of their promotions. Also, given our expected acceleration in growth, we believe it is important to have a top executive fully focused on certain areas that support our retail efforts including purchasing, marketing, and team member services. Lee Valkenaar has over eight years of solid performance as a regional president, and we look forward to continued valuable contributions from him in this new role."

    The Company has also expanded its number of operating regions from eight to ten by separating the Southwest region into the Southwest and Rocky Mountain regions, and the Northern Pacific region into the Northern California and Pacific Northwest regions. "The former Southwest and Northern Pacific regions were wide-spread geographically over several states, making them increasingly difficult to operate effectively," said Mr. Mackey. "By splitting them into two additional regions, we will be better able to regionally support our existing store base as well as provide for our anticipated growth in those regional areas in the future." The operations in Colorado, New Mexico, and Kansas are now part of the new Rocky Mountain region and the operations in Oregon, Washington and Vancouver, B.C. are now part of the new Pacific Northwest region. These new regions will be led by Will Paradise, formerly Regional President of the Southwest region, and Ron Megahan, formerly Regional President of the Northern Pacific region. The Northern California region will now be led by Anthony Gilmore, formerly Regional President of the Midwest region.


    Biographical information:

    A.C. Gallo has served as Executive Vice President of Operations since February 2001. Mr. Gallo has held various positions with the Company and with Bread & Circus, Inc., which was acquired by the Company in October 1992, including Vice President and President of the North Atlantic Region. His title was expanded in December of 2003 to include "Chief Operating Officer" in order to more clearly reflect the full scope of his responsibilities.

    Anthony Gilmore has served as President of the Midwest Region since January 2002. Mr Gilmore has held various positions with the Company since 1996, including Store Team Leader, Vice President and President of the Southwest Region.

    Ron Megahan has served as President of the Northern Pacific Region since June 2001. Mr. Megahan has held various positions with the Company since 1989 including Store Team Leader.

    Will Paradise has served as President of the Southwest Region since January 2002. Mr. Paradise has held various positions with the Company since 1990, including Store Team Leader, Vice President of the Northern Pacific Region and Vice President of the Southwest Region.

    Walter Robb has served as Executive Vice President of Operations since February 2001. Since joining the Company in 1991, Mr. Robb has also served as Store Team Leader and President of the Northern Pacific Region. His title was expanded in December of 2003 to include "Chief Operating Officer" in order to more clearly reflect the full scope of his responsibilities.

    Lee Valkenaar has served as President of the Mid-Atlantic Region since March 2001. Mr. Valkenaar has held various positions with the Company since 1987, including Store Team Leader, Vice President and President of the Southwest Region.


    About Whole Foods Market:

    Founded in 1980 in Austin, Texas, Whole Foods Market(R)
(http://www.wholefoodsmarket.com ) is the largest natural and organic foods supermarket retailer. The Company had $3.7 billion in sales for the twelve months ending July 4, 2004 and currently has 163 stores in the United States, Canada, and the United Kingdom.


    The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements. These risks include but are not limited to general business conditions, the timely development and opening of new stores, the integration of acquired stores, the impact of competition, and other risks detailed from time to time in the Company's SEC reports, including the report on Form 10K for the fiscal year ended September 28, 2003. The Company does not undertake any obligation to update forward-looking statements.


     Contact:  Cindy McCann

               VP of Investor Relations
               512.477.4455


SOURCE  Whole Foods Market, Inc.
    -0-                             10/01/2004
    /CONTACT: Cindy McCann, VP of Investor Relations of Whole Foods Market, Inc., +1-512-477-4455/
    /Web site:  http://www.wholefoodsmarket.com /
    (WFMI)

CO:  Whole Foods Market, Inc.
ST:  Texas
IN:  FOD REA SUP
SU:  PER